Exhibit 10.3

AMENDMENT TO PROMISSORY NOTE

October 7, 2009

This amendment is to extend the terms of repayment for the Promissory note dated October 7, 2008 between Restaurant Concepts of America, a Nevada  company referred to as ("Borrower") and David Cho ("Lender").

TERMS OF REPAYMENT. The Promissory note shall become due and payable together with all accrued interest on October 7, 2010.

Restaurant Concepts of America